Exhibit 97

HCA Healthcare, Inc.

Compensation Recoupment Policy

1. Purpose. The purpose of this Compensation Recoupment Policy of the Company (as amended from time to time, the “Policy”), dated as of November 27, 2023, is to describe the circumstances in which Executive Officers will be required to repay or return Erroneously Awarded Compensation to members of the Company. The Company has adopted this Policy to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified by Section 10D of the Exchange Act, Exchange Act Rule 10D-1 promulgated thereunder, and the rules and requirements of the NYSE (including Section 303A.14 of the NYSE Listed Company Manual) (such legal requirements, and rules and requirements of the NYSE, collectively, the “SEC/NYSE Clawback Rules”). Each Executive Officer shall be required to sign and return to the Company an acknowledgment to this Policy in the form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy; provided, however, that this Policy shall apply to, and be enforceable against, any Executive Officer and his or her successors (as specified in Section 11 of this Policy) regardless of whether or not such Executive Officer properly signs and returns to the Company such acknowledgement and regardless of whether or not such Executive Officer is aware of his or her status as such.

2. Administration. This Policy shall be administered by the Committee. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, and any such determinations made by the Committee shall be in the Committee’s sole discretion, and shall be final and binding on all affected individuals. Subject to applicable legal requirements and the rules and requirements of the NYSE, the Committee may delegate any or all of its powers and duties under the Policy to authorized officers of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Except as otherwise required by applicable legal requirements or the rules and requirements of the NYSE, any determinations of the Committee hereunder need not be uniform with respect to one or more Executive Officers (whether current or former).

3. Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below:

(a) “Accounting Restatement” shall mean an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “little r” restatement).

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Clawback Eligible Incentive Compensation” shall mean all Incentive-Based Compensation Received by an Executive Officer (whether or not such individual is serving as an

Executive Officer at the time the Erroneously Awarded Compensation is required to be repaid to the Company) on or after the NYSE Effective Date, provided that:

(i) such Incentive-Based Compensation is Received after such individual began serving as an Executive Officer;

(ii) such individual served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation;

(iii) such Incentive-Based Compensation is Received while the Company has a class of securities listed on the NYSE; and

(iv) such Incentive-Based Compensation is Received during the applicable Clawback Period.

(d) “Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(e) “Committee” shall mean the Compensation Committee of the Board.

(f) “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(g) “Company” shall mean HCA Healthcare, Inc., a Delaware corporation (and as the Committee determines is applicable, together with each of its direct and indirect subsidiaries).

(h) “Erroneously Awarded Compensation” shall mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation Received by such Executive Officer that exceeds the amount of Clawback Eligible Incentive Compensation that otherwise would have been Received by such Executive Officer had such Clawback Eligible Incentive Compensation been determined based on the restated amounts, computed without regard to any taxes paid.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(j) “Executive Officer” shall mean any individual who is or was an executive officer as determined by the Committee in accordance with the definition of “executive officer” as set forth in the SEC/NYSE Clawback Rules and any other senior executive, employee or other personnel of the Company who may from time to time be deemed subject to the Policy by the Committee. For the avoidance of doubt, the Committee shall have full discretion to determine which individuals in the Company shall be considered an “Executive Officer” for purposes of this Policy.

(k) “Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any other measures that are derived wholly or in part from such measures. For purposes of this Policy, stock price and total shareholder return shall be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure (i) includes “non-GAAP” financial measures for the purposes of Regulation G of the Exchange Act, as well as other measures, metrics and ratios that are not non-GAAP measures, and (ii) need not be presented within the Company’s financial statements or included in a filing with the SEC.

(l) “Incentive-Based Compensation” shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

(m) “NYSE” shall mean the New York Stock Exchange.

(n) “NYSE Effective Date” shall mean October 2, 2023.

(o) “Received” shall mean, with respect to any Incentive-Based Compensation, deemed received and Incentive-Based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

(p) “Restatement Date” shall mean the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

(q) “SEC” shall mean the U.S. Securities and Exchange Commission.

4. Recoupment of Erroneously Awarded Compensation.

(a) In the event that the Company is required to prepare an Accounting Restatement, (i) the Committee shall determine the amount of any Erroneously Awarded Compensation for each Executive Officer (whether or not such individual is serving as an Executive Officer at such time) (the “Applicable Executives”) in connection with such Accounting Restatement, and (ii) the Company will reasonably promptly require the recoupment of such Erroneously Awarded Compensation from any such Applicable Executive, and any such Applicable Executive shall surrender such Erroneously Awarded Compensation to the Company, at such time(s), and via such method(s), as determined by the Committee in accordance with the terms of this Policy. In such event, any such Applicable Executive shall enter into any recoupment or similar agreement as may be requested by the Committee in connection with the Company’s recoupment of Erroneously Awarded Compensation from such Applicable Executive pursuant to the terms of this Policy. For the avoidance of doubt, recovery under this Policy with respect to an Applicable Executive shall not require the finding of any misconduct by such Applicable Executive or such

Applicable Executive being found responsible for the accounting error leading to an Accounting Restatement.

(b) For Clawback Eligible Incentive Compensation based on stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, (i) such amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Clawback Eligible Incentive Compensation was Received, and (ii) the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE. The Committee is authorized to engage, on behalf of the Company, any third-party advisors it deems advisable in order to perform any calculations contemplated by this Policy.

(c) In the event that any repayment of Erroneously Awarded Compensation is owed to the Company, the Committee shall use any method(s) for recouping such Erroneously Awarded Compensation that it deems reasonable and appropriate in its sole discretion based on all facts and circumstances and taking into account the time value of money and cost to shareholders of delaying recovery, which may include one or more of the following:

(i) requiring one or more cash payments to the Company from such Applicable Executive, including, but not limited to, the repayment of Erroneously Awarded Compensation;

(ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards previously made by the Company to such Applicable Executive and/or otherwise requiring the delivery to the Company of shares of Common Stock held by such Applicable Executive;

(iii) withholding, offsetting, reducing or eliminating future compensation (including cash incentive payments, future equity awards and/or other benefits) or amounts otherwise payable or to be awarded by the Company to such Applicable Executive;

(iv) cancelling, adjusting or offsetting against some or all outstanding vested or unvested equity awards of the Company held by such Applicable Executive; and/or

(v) taking any other remedial and recovery actions with respect to such Applicable Executive permitted by applicable legal requirements and the rules and regulations of the NYSE, as determined by the Committee.

(d) Notwithstanding anything herein to the contrary, the Company shall not be required to recover Erroneously Awarded Compensation from any Applicable Executive pursuant to the terms of this Policy if (1) the Committee determines that such recovery would be impracticable, and (2) any of the following conditions is met:

(i) the direct expenses paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered, provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement pursuant to this clause (i), the Company has (x) made a reasonable attempt to recover such Erroneously Awarded Compensation, (y) documented such reasonable attempt(s) to recover, and (z) provided such documentation to the NYSE;

(ii) recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, has provided copy of the opinion is provided to the NYSE; or

(iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. In implementing the actions contemplated in this Section 4(d), the Committee will act in accordance with the listing standards and the requirements of NYSE and with the applicable SEC/NYSE Clawback Rules.

5. No Indemnification, Etc. The Company shall not (x) indemnify any Executive Officer against the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or any other claims relating to the Company’s enforcement of its rights under this Policy, or (y) pay or reimburse any current or former Executive Officers for third-party insurance purchased by an Executive Officer to recover losses incurred under this Policy and/or the SEC/NYSE Clawback Rules. Further, the Company shall not enter into any agreement that exempts any Incentive- Based Compensation from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation.

6. Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of U.S. federal securities laws, including any disclosure required by applicable SEC rules.

7. Interpretation. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of the SEC/NYSE Clawback Rules. The terms of this Policy shall also be construed and enforced in such a manner as to comply with applicable law, including the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any other law or regulation that the Committee determines is applicable. In the event any provision of this Policy is determined to be unenforceable or invalid under applicable law, such provision shall be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required by applicable law.

8. Supersedes Previous Agreements. This Policy will supersede any provisions in (x) any agreement, plan or other arrangement applicable to any member of the Company, and (y) any organizational documents of any entity that is part of Company that, in any such case, (a) exempt any Incentive-Based Compensation from the application of this Policy, (b) waive or otherwise prohibit or restrict the Company’s right to recover any Erroneously Awarded Compensation, including, without limitation, in connection with exercising any right of setoff as provided herein and/or (c) require or provide for indemnification to the extent that such indemnification is prohibited under Section 5 above.

9. Amendment; Termination; Interpretation. The Committee may amend or terminate this Policy at any time, subject to compliance with all applicable legal requirements and the rules and requirements of the NYSE. It is intended that this Policy be interpreted in a manner that is consistent with the SEC/NYSE Clawback Rules. Furthermore, unless otherwise determined by the Committee or as otherwise amended, this Policy shall automatically be deemed amended in a manner necessary to comply with any change in the SEC/NYSE Clawback Rules. The terms of this Policy are separate from, and in addition to, the recoupment provisions of the Company’s Senior Officer Performance Excellence Programs for fiscal years 2020, 2021, 2022 and 2023 (each, a “PEP Plan” and together, the “PEP Plans”), such PEP Plans were adopted by the Committee prior to the NYSE Effective Date and are intended to provide the Committee with discretionary recoupment authority beyond the scope of the SEC/NYSE

Clawback Rules in certain circumstances beyond the scope of this Policy.

10. Other Recoupment Rights; No Additional Payments.

(a) Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to (i) the terms of any recoupment provisions in any employment agreement, incentive or equity compensation plan, or award or other agreement including, but not limited to, the aforementioned PEP Plans, (ii) any other legal requirements, including, but not limited to, Section 304 of Sarbanes-Oxley Act of 2002 (subject to Section 10(b) of this Policy below) and (iii) any other legal rights or remedies available to the Company.

(b) Notwithstanding anything herein to the contrary, to the extent that the Committee determines that any Erroneously Awarded Compensation includes any amounts that have been actually reimbursed to the Company from any Applicable Executive pursuant to Section 304 of the Sarbanes Oxley Act (any such amounts that have been reimbursed to the Company, the “Applicable SOX Recoupment Amount”), in order to prevent duplicative recovery, the amount of any Erroneously Awarded Compensation to be recovered from any such Applicable Executive shall be reduced by the Applicable SOX Recoupment Amount.

(c) To the extent so determined by the Committee, the Company shall be entitled to recover from any Applicable Executive all fees and expenses incurred by the Company in connection with enforcing its rights under this Policy against any Applicable Executive.

11. Successors. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, estates, heirs, executors, administrators or other legal representatives.

Exhibit A

Acknowledgment and Acceptance Form

Capitalized terms used but not otherwise defined in this Acknowledgement and Acceptance Form shall have the meanings ascribed to such terms in the HCA Healthcare, Inc. Compensation Recoupment Policy (the “Policy”). By signing below, the undersigned executive officer (the “Executive Officer”) acknowledges and confirms that the Executive Officer has received and reviewed a copy of the Policy and, in addition, the Executive Officer acknowledges and agrees as follows:

(a) the Executive Officer is and will continue to be subject to the Policy and abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation to the Company to the extent required by, and in a manner permitted by, the Policy, and the Policy will apply both during and after the Executive Officer’s employment with the Company;

(b) to the extent necessary to comply with the Policy, the Policy hereby amends any employment agreement, equity award agreement or similar agreement that the Executive Officer is a party to with the Company and shall apply and govern Incentive-Based Compensation Received by any Executive Officer, notwithstanding any contrary or supplemental term or condition in any document, plan or agreement. The foregoing notwithstanding, unless otherwise expressly required to comply with the SEC/NYSE Clawback Rules, this Policy will not amend or otherwise modify or replace the recoupment provisions of the PEP Plans or any other remedies or rights of recoupment that may be available to the Company under any agreement or applicable law, regulation or rule; and

(c) the recovery of Erroneously Awarded Compensation under this Policy will not give rise to any right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or constitute a breach of contract or other arrangement to which the Executive Officer is a party.

This Acknowledgment and Acceptance Form may be electronically signed, and any electronic signatures appearing on this Acknowledgment and Acceptance Form are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

____________________________________

Signature

____________________________________

Print Name

____________________________________

Date